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                                              Filed Pursuant to Rule 424(b)(3)
                                              Registration File No.: 333-34149



PROSPECTUS DATED AUGUST 22, 1997                    PRICING SUPPLEMENT NO. 4 to
PROSPECTUS SUPPLEMENT                      REGISTRATION STATEMENT NO. 333-34149
DATED SEPTEMBER 3, 1997                                            MAY 21, 1998
                                                                 RULE 424(b)(3)


                        Donaldson, Lufkin & Jenrette, Inc.
                               MEDIUM-TERM NOTES
                     Due Nine Months or More from Date of Issue

The Medium-Term Notes, as further described below and in the Prospectus Supplement under Description Notes, will bear interest from the date of issuance until the principal amount thereof is paid or made available for payment at the rate set forth below.

Principal Amount:         $100,000,000    Option Conversion:      N/A

Price To Public:          100.00%         Notice Date:            N/A
Underwriting Discount:    0.325%
Proceeds To Issuer:       99.675%         Conversion Date:        N/A

Settlement Date           May 27, 1998    Interest Rate:          N/A
(Original Issue Date):

Specified Currency:       US Dollars      Day Count:              N/A

Authorized Denomination:  $1,000          Interest Payment
                                            Dates:                N/A

Maturity Date:            May 15, 2001    First Payment:          N/A

Interest Rate:            6.11%           Optional Repayment
  First Coupon:                             Date:                 Non-Call/Life
  Last Coupon:                            Initial Redemption
                                            Date:                 N/A

Day Count:                30/360          Initial Redemption      N/A
                                          Percentage:

Interest Payment Dates:   Semi-annually   Annual Redemption       N/A
                          May 15th,       Percentage Reduction:
                          November 15th

Interest Determination    N/A             Book Entry Note or      B/E
Date:                                     Certificated Note:

First Payment:            November 15,    Total Amount of OID:    N/A
                            1998

                                          CUSIP:                  25766CAL8

Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.

                        DONALDSON, LUFKIN & JENRETTE
                           SECURITIES CORPORATION